THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-111608

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2004

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 7, 2004)

                                   (KDB LOGO)

                            US$

                           THE KOREA DEVELOPMENT BANK

                                  % NOTES DUE 20

     Our US$           aggregate principal amount of      % notes due 20  (the
"Notes") will mature on March   , 20  . Our Notes will bear interest at the rate
of      % per year. Interest on the Notes is payable on March      and September
     of each year, beginning on September   , 20  . The Notes will be issued in
denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                           PER NOTE        TOTAL
                                                           --------    --------------
Public Offering Price....................................        %     US$
Underwriting Discounts...................................        %     US$
Proceeds To Us (before deduction of expenses)............        %     US$

     In addition to the initial public offering price, you will have to pay for
accrued interest, if any, from and including March   , 2004.

     We have applied to the Luxembourg Stock Exchange for listing of the Notes. There can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes.

     The underwriters will deliver the Notes to investors through the book-entry
facilities of The Depository Trust Company on or about March   , 2004.


                            ------------------------

                               JOINT BOOKRUNNERS
ABN AMRO                    CITIGROUP                   DEUTSCHE BANK SECURITIES
                            ------------------------
FEBRUARY   , 2004

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
                             ---------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary of the Offering.....................................   S-5
Recent Developments.........................................   S-7
Description of the Notes....................................  S-11
Clearance and Settlement....................................  S-13
Underwriting................................................  S-16
Legal Matters...............................................  S-19
Official Statements and Documents...........................  S-19
General Information.........................................  S-19

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Certain Defined Terms and Conventions.......................     3
Use of Proceeds.............................................     3
The Korea Development Bank..................................     4
     Overview...............................................     4
     Capitalization.........................................     5
     Business...............................................     6
     Selected Financial Statement Data......................     8
     Operations.............................................    12
     Sources of Funds.......................................    20
     Debt...................................................    21
     Overseas Operations....................................    22
     Property...............................................    22
     Directors and Management; Employees....................    22
     Financial Statements and the Auditors..................    23
The Republic of Korea.......................................   105
     Land and History.......................................   105
     Government and Politics................................   106
     The Economy............................................   108
     Gross Domestic Product and Major Financial
      Indicators............................................   124
     Balance of Payments and Foreign Trade..................   133
     The Financial System...................................   138
     Monetary Policy........................................   142
     Government Finance.....................................   145
     Debt...................................................   147
     Tables and Supplementary Information...................   150

                                                              PAGE
                                                              ----
Description of the Securities...............................   153
     Description of Debt Securities.........................   153
     Description of Warrants................................   159
     Terms Applicable to Debt Securities and Warrants.......   160
     Description of Guarantees..............................   161
Limitations on Issuance of Bearer Debt Securities and Bearer
  Warrants..................................................   162
Taxation....................................................   163
     Korean Taxation........................................   163
     United States Tax Considerations.......................   165
Plan of Distribution........................................   172
Legal Matters...............................................   173
Authorized Representatives in the United States.............   173
Official Statements and Documents...........................   173
Experts.....................................................   173
Forward-Looking Statements..................................   173
Further Information.........................................   175

                             CERTAIN DEFINED TERMS

     All references to "we" or "us" mean The Korea Development Bank. All references to "Korea" or the "Republic" contained in this prospectus supplement mean the Republic of Korea. All references to the "Government" mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

                             ADDITIONAL INFORMATION

     The information in this prospectus supplement is in addition to the information contained in our prospectus dated January 7, 2004. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-111608, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

    WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

     We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

                       NOT AN OFFER IF PROHIBITED BY LAW

     The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

     THE NOTES MAY NOT BE OFFERED OR SOLD IN KOREA, DIRECTLY OR INDIRECTLY, OR TO ANY RESIDENT OF KOREA, EXCEPT AS PERMITTED BY KOREAN LAW. FOR MORE INFORMATION, SEE "UNDERWRITING--FOREIGN SELLING RESTRICTIONS" ON PAGE S-17.

             INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

     This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

                            SUMMARY OF THE OFFERING

     This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

THE NOTES

     We are offering US$           aggregate principal amount of      % notes
due March   , 20  (the "Notes").

     The Notes pay      % interest each year. Interest on the Notes will be paid
twice each year on March      and September      , beginning on September      ,
2004. Interest on the Notes will accrue from March      , 2004. Interest on the
Notes will be computed based on a 360-day year consisting of twelve 30-day months.

     The Notes will be issued in denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary.

     We do not have any right to redeem the Notes prior to maturity.

For sale in

     The Notes will be offered for sale in the countries in the Americas, Europe and Asia where it is legal to make such offers.

Listing

     We have applied through our listing agent to list the Notes on the Luxembourg Stock Exchange. We cannot give assurance that the application to the Luxembourg Stock Exchange for the Notes will be approved. Settlement of the Notes is not conditioned on obtaining the listing.

     We may at any time transfer the listing of the Notes to a non-EU stock exchange if maintaining the listing on the Luxembourg Stock Exchange becomes, or would become, unduly burdensome on implementation of the EU Transparency Obligations Directive.

Form and settlement

     We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities," the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See "Clearance and Settlement--Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg".

Further Issues

     We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes.

Delivery of the Notes

     We will make delivery of the Notes, against payment in same-day funds on or
about March   , 2004, which will be the fifth business day following the date of this prospectus supplement, referred to as "T+5". You should note that initial trading of the Notes may be affected by the T+5 settlement. See
"Underwriting--Delivery of the Notes".

                              RECENT DEVELOPMENTS

     This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated January 7, 2004. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

OVERVIEW
     As of September 30, 2003, we had W47,182.2 billion of loans outstanding (net of provision for possible loan losses and present value discount), total assets of W87,083.9 billion and total equity of W7,476.1 billion, as compared to W44,917.2 billion of loans outstanding (net of provision for possible loan losses and present value discount), W78,782.3 billion of total assets and W6,940.6 billion of total equity as of December 31, 2002. For the nine months ended September 30, 2003, we recorded interest income of W2,057.6 billion, interest expense of W2,033.6 billion and net loss of W62.7 billion, as compared to W2,518.6 billion of interest income, W2,437.0 billion of interest expense and W168.5 billion of net income for the nine months ended September 30, 2002.

CAPITALIZATION
     As of September 30, 2003, our authorized capital was W10,000 billion and capitalization was as follows:

                                                              SEPTEMBER 30, 2003(1)
                                                              ---------------------
                                                                (BILLIONS OF WON)
Long-term debt(2)(3):
  Won currency borrowings...................................        W 3,770.3
  Industrial finance bonds..................................         21,022.9
  Foreign currency borrowings...............................          8,319.0
                                                                    ---------
     Total long-term debt...................................         33,112.2
                                                                    ---------
Capital:
  Paid-in capital...........................................        W 7,241.8
  Capital surplus...........................................             44.4
  Retained earnings.........................................            232.6
  Capital adjustments.......................................            (42.6)
                                                                    ---------
     Total capital..........................................          7,476.2
                                                                    ---------
Total capitalization........................................        W40,588.4
                                                                    =========

------------

(1) Since September 30, 2003 to the date of this prospectus supplement, there has been no material change in our capitalization.
(2) We have translated borrowings in foreign currencies into Won at the rate of W1,150.2 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on September 30, 2003.
(3) As of September 30, 2003, we had contingent liabilities totaling W10,841.8 billion under outstanding guarantees issued on behalf of our clients.

SELECTED FINANCIAL STATEMENT DATA

  RESULTS OF OPERATIONS

     The following tables present financial information as of September 30, 2003 and December 31, 2002, and for the nine months ended September 30, 2003 and 2002:

                           THE KOREA DEVELOPMENT BANK
                         NON-CONSOLIDATED BALANCE SHEET
              SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002

                                                                    IN MILLIONS OF KOREAN WON
                                                              --------------------------------------
                                                              SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                              ------------------   -----------------
ASSETS
Cash and due from banks.....................................     W 1,758,096          W 1,970,664
Securities..................................................      27,550,728           26,378,326
Loans, net of provision for possible loan losses of
  W1,510,785 million in 2003 and W1,089,983 million in 2002
  and present value discount of W105,503 million in 2003 and
  W126,955 million in 2002..................................      47,182,218           44,917,231
Premises and equipment, net.................................         718,599              681,952
Derivative financial instruments............................       1,931,519            1,645,161
Other assets................................................       7,942,749            3,189,010
                                                                 -----------          -----------
     Total assets...........................................     W87,083,909          W78,782,344
                                                                 ===========          ===========
LIABILITIES AND EQUITY
Deposits....................................................     W 8,660,559          W 8,745,304
Borrowings..................................................      23,390,403           24,459,085
Industrial finance bonds, gross of premium of bonds of
  W22,011 million in 2003 and W16,396 million in 2002 and
  net of discount on bonds of W44,696 million in 2003 and
  W52,460 million in 2002...................................      37,456,054           33,600,020
Provision for possible guarantee losses.....................           6,437               63,223
Accrued severance benefits..................................          24,335               14,685
Derivative financial instruments............................       1,942,610            1,424,200
Other liabilities...........................................       8,127,313            3,535,222
                                                                 -----------          -----------
     Total liabilities......................................     W79,607,711          W71,841,739
                                                                 -----------          -----------
Equity:
  Paid-in capital...........................................       7,241,861            7,161,861
  Capital surplus...........................................          44,373               44,373
  Retained earnings.........................................         232,638              294,103
  Capital adjustments.......................................         (42,674)            (559,732)
                                                                 -----------          -----------
     Total equity...........................................       7,476,198            6,940,605
                                                                 -----------          -----------
     Total liabilities and equity...........................     W87,083,909          W78,782,344
                                                                 ===========          ===========

                           THE KOREA DEVELOPMENT BANK
                       NON-CONSOLIDATED INCOME STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

                                  (UNAUDITED)

                                                               IN MILLIONS OF KOREAN WON
                                                              ---------------------------
                                                              FOR THE NINE MONTH PERIODS
                                                                  ENDED SEPTEMBER 30,
                                                              ---------------------------
                                                                  2003           2002
                                                              ------------   ------------
Interest income:
  Interest on loans.........................................   W1,555,584     W1,930,636
  Interest on due from banks................................       21,614         49,939
  Interest on trading securities............................       36,139         52,254
  Interest on investment securities.........................      425,131        459,591
  Other interest income.....................................       19,223         26,266
                                                               ----------     ----------
                                                                2,057,691      2,518,686
                                                               ----------     ----------
Interest expense:
  Interest on deposits......................................      272,855        297,855
  Interest on borrowings....................................      409,241        502,128
  Interest on bonds payable.................................    1,337,768      1,572,645
  Other interest expenses...................................       13,831         64,384
                                                               ----------     ----------
                                                                2,033,695      2,437,012
                                                               ----------     ----------
Net interest income (loss)..................................       23,996         81,674
                                                               ----------     ----------
Non-interest revenue:
  Fees and commissions......................................      261,841        194,714
  Gain from trading securities..............................       33,889         76,587
  Gain from derivative financial instruments................    2,824,411      3,718,896
  Others....................................................      520,393        317,718
                                                               ----------     ----------
                                                                3,640,534      4,307,915
                                                               ----------     ----------
Non-interest expense:
  Fees and commissions......................................      102,855         25,615
  Loss from trading securities..............................       27,043         45,647
  Loss from derivative financial instruments................    2,866,234      3,590,905
  General and administrative expenses.......................      203,601        179,357
  Others....................................................      869,899      1,020,359
                                                               ----------     ----------
                                                                4,069,632      4,861,883
                                                               ----------     ----------
Operating income (loss).....................................     (405,102)      (472,294)
Non-operating income (expense), net.........................      342,691        641,241
Income (loss) before income taxes...........................      (62,411)       168,947
Income taxes................................................          371            349
                                                               ----------     ----------
Net income (loss)...........................................   W  (62,782)    W  168,598
                                                               ==========     ==========

     For the nine months ended September 30, 2003, we had a net loss of W62.8 billion compared to net income of W168.6 billion for the nine months ended September 30, 2002.

     Principal factors for the net loss for the nine months ended September 30, 2003 included:
     - additional loan loss reserves of W450.8 billion primarily due to the deterioration of the financial condition of companies in our loan portfolio such as SK Networks (formerly known as SK Global); and
     - impairment losses of W385.7 billion primarily due to valuation losses on the stock of Hyundai Engineering and Construction and Hynix Semiconductor resulting from changes in accounting regulations with respect to companies subject to the Corporate Restructuring Promotion Act. As a result of such changes, beginning on January 1, 2003, our equity interests in companies subject to the Corporate Restructuring Promotion Act were recorded at prevailing market prices instead of at acquisition cost.
     The above factors were partially offset by gains on equity method investees of W560.9 billion including gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering.

  LOANS TO FINANCIALLY TROUBLED COMPANIES

     After the failure to auction LG Card to a buyer in December 2003, the principal creditors of LG Card agreed to a rescue plan in January 2004 in which we would acquire a 25.0% (subsequently adjusted to 26.0%) interest in LG Card and the other creditors would collectively acquire a 74.3% (subsequently adjusted to 73.3%) ownership interest following a debt-for-equity swap, as described below.

     In accordance with the normalization plan presented by us as main creditor bank on January 9, 2004, four major creditor institutions (including us) have formed a normalization steering committee for LG Card to oversee LG Card's business operations. It is anticipated that an extraordinary shareholders meeting will be held in March 2004 to elect a new CEO and directors nominated by the committee.
     Meanwhile, LG Card's existing creditors exchanged indebtedness of W953.9 billion for shares constituting 54.8% of the outstanding share capital of the company in February 2004 and will extend an additional loan in the amount of W1.59 trillion by the end of April 2004. A 43.5-to-1 capital write-down is planned in April 2004. Following the capital write-down, LG Card's creditors will exchange a further W953.9 billion of indebtedness into equity of the company. Upon completion of the foregoing transactions, LG Card's creditors will hold a combined 99.3% stake in the company.
     Our contribution to LG Card consists of W205.9 billion in the form of debt-for-equity exchange (W102.95 billion in February 2004 and the remaining W102.95 billion by the end of April 2004) and an additional loan of W567.4 billion, raising our total equity stake in the company to 26.0%.

     In addition, if LG Card requires additional financing in the future, the LG Group and we have committed to provide up to W375 billion and W125 billion, respectively.

     We do not plan to dispose of the shares of LG Card until the company regains its fair value after a successful normalization. However, if LG Card were to face additional liquidity problems in the future, we may be asked to contemplate making further contributions during the company's normalization process. We cannot, therefore, provide any assurance that our exposure to LG Card will not increase in the future, whether through additional loans, equity investments or otherwise.

                            DESCRIPTION OF THE NOTES

     The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement.

     The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

GOVERNED BY FISCAL AGENCY AGREEMENT

     We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

PAYMENT OF PRINCIPAL AND INTEREST

     The Notes are initially limited to US$     aggregate principal amount and
will mature on March      , 20  . The Notes will bear interest at the rate of
     % per annum. Interest on the Notes is payable semi-annually on March
and September      of each year, beginning on September      , 2004. Interest on
the Notes will accrue from March      , 2004. We will pay interest to the person
who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) next preceding such interest payment date. Interest on the Notes will be computed based on a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

DENOMINATION

     The Notes will be issued in denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

REDEMPTION

     We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

FORM AND REGISTRATION

     We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities", the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See "Clearance and Settlement--Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg".

     The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

NOTICES

     All notices regarding the Notes will be published in London in the Financial Times, in New York in The Wall Street Journal (U.S. Edition), and, for as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in a newspaper of general circulation in Luxembourg, expected to be the Luxemburger Wort. If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

                            CLEARANCE AND SETTLEMENT

     We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream, Luxembourg. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC's, Euroclear's or Clearstream, Luxembourg's performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

INTRODUCTION

THE DEPOSITORY TRUST COMPANY

     DTC is:

     -  a limited-purpose trust company organized under the New York Banking
        Law;

     -  a "banking organization" under the New York Banking Law;

     -  a member of the Federal Reserve System;

     -  a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

OWNERSHIP OF NOTES THROUGH DTC, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants' beneficial interests in the global notes in their customers' securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

     We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

     DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear's or Clearstream, Luxembourg's ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

TRANSFERS WITHIN AND BETWEEN DTC, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

TRADING BETWEEN DTC PURCHASERS AND SELLERS

     DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG PARTICIPANTS

     Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

TRADING BETWEEN A DTC SELLER AND A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG
PURCHASER

     When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the Notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

     Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream,

Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

     As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant's account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

     Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

     - borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader's Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system's customary procedures;

     - borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

     - staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

TRADING BETWEEN A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG SELLER AND A DTC
PURCHASER

     Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

     If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

     Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

                                  UNDERWRITING

RELATIONSHIP WITH THE UNDERWRITERS

     We and the underwriters named below (the "Underwriters") have entered into
a Terms Agreement dated February   , 2004 (the "Terms Agreement") with respect
to the Notes relating to the Underwriting Agreement--Standard Terms (together with the Terms Agreement, the "Underwriting Agreement") filed as an exhibit to the registration statement. ABN AMRO Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

                                                               PRINCIPAL AMOUNT
NAME OF UNDERWRITERS                                             OF THE NOTES
--------------------                                           ----------------
ABN AMRO Incorporated.......................................    US$
Citigroup Global Markets Inc. ..............................
Deutsche Bank Securities Inc. ..............................

                                                                --------------
  Total.....................................................    US$
                                                                ==============

     Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

     The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in excess of
     % of the principal amount with respect to the Notes. Any Underwriter may
allow, and any such dealer may reallow, a concession not in excess of      % of
the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

     The Notes are new classes of securities with no established trading market. We have applied to the Luxembourg Stock Exchange for listing of, and permission to deal in, the Notes. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any marketmaking activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

     The EU Transparency Obligations Directive may be implemented in a manner which is unduly burdensome for us. In particular, we may be required to prepare our financial statements in accordance with International Financial Reporting Standards for accounting periods beginning on or after 1 January, 2005. Pursuant to the Underwriting Agreement in those circumstances, we would be entitled to seek an alternative listing for the Notes on a stock exchange outside the European Union.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

     In connection with this offering,            (the "Stabilizing Manager") or
any person acting for it, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

     The amount of net proceeds is US$          after deducting underwriting
discounts but not estimated expenses. Expenses associated with this offering, to
be paid by us, are estimated to be US$          . We have agreed to reimburse
the Underwriters for certain of their out-of-pocket expenses incurred in connection with the offering of the Notes.

     In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

DELIVERY OF THE NOTES

     We will make delivery of the Notes, against payment in same-day funds on or
about March   , 2004, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

FOREIGN SELLING RESTRICTIONS

     Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

  KOREA

     Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

  UNITED KINGDOM

     Each Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of The Public Offers of Securities Regulations 1995 (as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of The Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

  THE NETHERLANDS

     Each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

  JAPAN

     Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and
(ii) in compliance with the other relevant laws and regulations of Japan.

  HONG KONG

     Each Underwriter has severally represented and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) and (ii) it has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

  SINGAPORE

     Each Underwriter represents and agrees that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than
(i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in
Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

  ITALY

     No solicitations in connection with the offering of the Notes will be made in Italy by any party, including the Underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the Notes will be distributed in Italy. No Notes will be offered, sold or delivered in Italy.

                                 LEGAL MATTERS

     The validity of the Notes is being passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York and by Kim & Chang, Seoul, Korea. In giving their opinions, Cleary, Gottlieb, Steen & Hamilton and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinions of Lee & Ko and Kim & Chang, respectively, and Lee & Ko and Kim & Chang may rely as to the matters of New York law upon the opinions of Cleary, Gottlieb, Steen & Hamilton and Davis Polk & Wardwell, respectively.

                       OFFICIAL STATEMENTS AND DOCUMENTS

     Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under "Recent Developments--The Korea Development Bank". Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned "Recent Developments--The Republic of Korea" as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

                              GENERAL INFORMATION
     Our authorized share capital is W10,000 billion. As of September 30, 2003, our paid-in capital, which was fully subscribed to by the Government of Korea, was W7,241.8 billion.

     Our board of directors can be reached at the address of our registered office: c/o 16-3, Youidodong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea.

     The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 21, 2003, and a decision of our Governor dated January 12, 2004. On January 13, 2004, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

     Except as disclosed in this prospectus supplement and the accompanying prospectus, since September 30, 2003, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since September 30, 2003, there has been no material adverse change in our capitalization as described in the table appearing on page S-7 of this prospectus supplement which is material in the context of the issue of the Notes.

     We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

     We have not appointed a Luxembourg paying or transfer agent with respect to the Notes. We have agreed to appoint such an agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities" and in such an event, publication of such appointment will be made as set forth herein under "Description of the Notes--Notices." Pending such appointment, The Bank of New York (Luxembourg), S.A., our Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and us. The payment and transfer procedures of Notes in definitive form will be published together with the name of the paying and transfer agent.

     The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024,

450 Fifth Street N.W., Washington, D.C. 20549. The documents mentioned in this paragraph are available at the office of the Luxembourg listing agent.

     Copies of the registration statement, including amendments thereto referred to under "Further Information" in the accompanying prospectus, will be available for inspection at, and copies of our annual reports as well as our audited non-consolidated annual and unaudited non-consolidated semiannual financial statements may be obtained from, the offices of The Bank of New York (Luxembourg), S.A. in Luxembourg during normal business hours on any weekday for so long as the Notes are listed on the Luxembourg Stock Exchange. In addition, copies of the following documents will be available for inspection, and may be obtained, at the offices of The Bank of New York (Luxembourg), S.A. during normal business hours:

     -  the Korea Development Bank Act;

     -  our By-Laws;

     -  the resolutions of our Board of Directors;

     -  the Enforcement Decree of The Korea Development Bank Act;

     -  the decision of our Governor with respect to the offering of the Notes;

     -  the fiscal agency agreement;

     -  a specimen of the Notes; and

     -  the Underwriting Agreement.

     Our By-Laws and a legal notice relating to the issuance of the Notes will be deposited prior to listing with the Registre de Commerce et des Societes in Luxembourg, and copies thereof may be obtained upon request at the offices of The Bank of New York (Luxembourg), S.A.

     The Notes have been accepted for clearance through Euroclear and
Clearstream, Luxembourg (Common Code:           ; ISIN:           ; CUSIP:
          ).

                            HEAD OFFICE OF THE BANK

                               16-3, YOUIDO-DONG
                                 YONGDEUNGPO-KU
                                 SEOUL 150-973
                               REPUBLIC OF KOREA

                    FISCAL AGENT AND PRINCIPAL PAYING AGENT

                              THE BANK OF NEW YORK
                               101 BARCLAY STREET
                                21ST FLOOR WEST
                               NEW YORK, NY 10286
                                     U.S.A.

                           LEGAL ADVISORS TO THE BANK

              as to Korean law                                  as to US law
                  LEE & KO                           CLEARY, GOTTLIEB, STEEN & HAMILTON
     18TH FL., MARINE CENTER MAIN BLDG.                39TH FLOOR, BANK OF CHINA TOWER
           118, 2-KA, NAMDAEMUN-RO                             ONE GARDEN ROAD
                  CHUNG-KU                                        HONG KONG
                    SEOUL
            THE REPUBLIC OF KOREA

                       LEGAL ADVISORS TO THE UNDERWRITERS

              as to Korean law                                  as to US law
                 KIM & CHANG                                DAVIS POLK & WARDWELL
               SEYANG BUILDING                                   18TH FLOOR
               223 NAEJA-DONG                            THE HONG KONG CLUB BUILDING
                 CHONGRO-GU                                    3A CHATER ROAD
                SEOUL 110-720                                     HONG KONG
            THE REPUBLIC OF KOREA

                              AUDITOR OF THE BANK

                          SAMIL ACCOUNTING CORPORATION

                              HANIL GROUP BUILDING
                             191, HANKANG-RO, 2-KA
                                   YONGSAN-GU
                                 SEOUL 140-172
                             THE REPUBLIC OF KOREA

                            LUXEMBOURG LISTING AGENT

                    THE BANK OF NEW YORK (LUXEMBOURG), S.A.

                                AEROGOLF CENTER
                                 1A, HOEHENHOF
                              L-1736 SENNINGERBERG
                                   LUXEMBOURG

                                   (KDB LOGO)